As filed with the Securities and Exchange Commission on November 13, 2020
Registration No. 333-231684
Registration No. 333-211550
Registration No. 333-195966
Registration No. 333-188722
Registration No. 333-177077
Registration No. 333-160415
Registration No. 333-153180
Registration No. 333-110569
Registration No. 333-48286

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-231684
FORM S-8 REGISTRATION STATEMENT NO. 333-211550
FORM S-8 REGISTRATION STATEMENT NO. 333-195966
FORM S-8 REGISTRATION STATEMENT NO. 333-188722
FORM S-8 REGISTRATION STATEMENT NO. 333-177077
FORM S-8 REGISTRATION STATEMENT NO. 333-160415
FORM S-8 REGISTRATION STATEMENT NO. 333-153180
FORM S-8 REGISTRATION STATEMENT NO. 333-110569
FORM S-8 REGISTRATION STATEMENT NO. 333-48286

UNDER THE SECURITIES ACT OF 1933

PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2088619
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)
Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan
Pioneer Drilling Company 2003 Stock Plan
1999 South Texas Drilling & Exploration, Inc. Stock Plan
1995 South Texas Drilling & Exploration, Inc. Stock Plan
(Full title of the plans)

Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, Texas 78209
(855) 884-0575
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daryl L. Lansdale, Jr.
Norton Rose Fulbright US LLP
111 W. Houston Street, Suite 1800
San Antonio, Texas 78205
(210) 224-5575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Pioneer Energy Services Corp. (the “Registrant”) is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to deregister any and all securities that remain unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission:

•Registration Statement on Form S-8 (No. 333-231684), filed on May 23, 2019, registering 3,200,000 shares of the Registrant’s common stock, par value $0.10 per share, under the Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (the “2007 Plan”);
•Registration Statement on Form S-8 (No. 333-211550), filed on May 24, 2016, registering 3,800,000 shares of the Registrant’s common stock, par value $0.10 per share, under the 2007 Plan;
•Registration Statement on Form S-8 (No. 333-195966), filed on May 15, 2014, registering 2,300,000 shares of the Registrant’s common stock, par value $0.10 per share, under the 2007 Plan;
•Registration Statement on Form S-8 (No. 333-188722), filed on May 21, 2013, registering 1,350,000 shares of the Registrant’s common stock, par value $0.10 per share, under the 2007 Plan;
•Registration Statement on Form S-8 (No. 333-177077), filed on September 29, 2011, registering 1,900,000 shares of the Registrant’s common stock, par value $0.10 per share, under the Pioneer Drilling Company Amended and Restated 2007 Incentive Plan (the “PDC Plan”);
•Registration Statement on Form S-8 (No. 333-160415), filed on July 2, 2009, registering 1,500,000 shares of the Registrant’s common stock, par value $0.10 per share, under the PDC Plan;
•Registration Statement on Form S-8 (No. 333-153180), filed on August 25, 2008, registering 3,000,000 shares of the Registrant’s common stock, par value $0.10 per share, under the PDC Plan;
•Registration Statement on Form S-8 (No. 333-110569), filed on November 18, 2003, registering 3,000,000 shares of the Registrant’s common stock, par value $0.10 per share, under the Pioneer Drilling Company 2003 Stock Plan; and
•Registration Statement on Form S-8 (No. 333-48286), filed on October 20, 2000, registering 3,000,000 shares of the Registrant’s common stock, par value $0.10 per share, under the 1999 South Texas Drilling & Exploration, Inc. Stock Plan and the 1995 South Texas Drilling & Exploration, Inc. Stock Plan.

As previously disclosed, on March 1, 2020, the Registrant and certain of its subsidiaries, commenced voluntary petitions for relief under Title 11 (“Chapter 11”) of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on March 2, 2020, filed the prepackaged Chapter 11 plan of reorganization (the “Plan”) with the Bankruptcy Court. On May 11, 2020, the Bankruptcy Court entered an order confirming the Plan. On May 29, 2020 the conditions to effectiveness of the Plan were satisfied and the Registrant emerged from Chapter 11. As a result of the Chapter proceedings, the Registrant terminated all offerings of securities pursuant to the Registration Statements.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered pursuant to the Registration Statements for issuance that remain unissued at the termination of such offering, the Registrant hereby removes from registration by means of these Post-Effective Amendments, any and all of the securities of the Registrant registered but unsold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 13, 2020.

PIONEER ENERGY SERVICES CORP.
By:	/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Mathew S. Porter	Interim Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2020
Matthew S. Porter

/s/ Lorne E. Phillips	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2020
Lorne E. Phillips

/s/ David Coppé	Director	November 13, 2020
David Coppé

/s/ John David Jacobi	Director	November 13, 2020
John David Jacobi

/s/ Charles K. Thompson	Director	November 13, 2020
Charles K. Thompson